UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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The India Fund, Inc.
The Asia Tigers Fund, Inc.
(Name of Registrant as Specified In Its Charter)
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The India Fund, Inc.
The Asia Tigers Fund, Inc.

Your Guide to Helpful Information about our Proxy

2011

VOTE

Aberdeen

Vote Today
As a shareholder of The India Fund, Inc. and/ or The Asia Tigers Fund, Inc., we are sending you very important and timely information regarding your investments. Enclosed you will find the notice and Joint Proxy Statement providing detailed information about a new proposed investment management agreement with Aberdeen Asset Management Asia Limited.
After deliberations over the past several months, the Board of Directors of each Fund has approved a new investment management agreement between each Fund and Aberdeen Asset Management Asia Limited (“Aberdeen Asia”). Aberdeen Asia is a wholly owned subsidiary of Aberdeen Asset Management PLC (with its affiliates referred to as “Aberdeen Global).
Blackstone Asia Advisors L.L.C. (“BAA”) is the current investment manager to the Funds, having served in this role since December 4, 2005. The Boards’ deliberations were necessitated by the decision of The Blackstone Group L.P. (“Blackstone”), the corporate parent of BAA, to exit the business of managing publicly listed closed-end investment companies focused on Asian equity markets.
We need your vote!
Please vote today for the proposal to approve the investment management agreement with Aberdeen Asia. The Boards of The India Fund, Inc. and Asia Tigers Fund, Inc. each approved the respective investment management agreement with Aberdeen Asia and recommends that you vote FOR the proposal.
In addition to the detailed question and answer section in the enclosed Joint Proxy Statement, we have created this useful guide with some helpful information regarding the proposal including how and why to vote.
Remember, no matter how large or small your holdings may be, every vote counts. Your rapid response will help us to expedite this transition and avoid additional proxy solicitation costs.
Proxy Questions and Answers
What am I being asked to do?
1. Read the enclosed Joint Proxy Statement.
2. Review the voting instructions provided.
3. Sign, date and VOTE your proxy card/voting instruction form.
No matter how large or small your holdings may be, it is critical that your vote is received by the date of the shareholder meeting, to be held on November 16, 2011.
Why am I being asked to vote on the New Advisory Agreements?
The Boards’ search for a new investment manager for the Funds was necessitated by the decision of Blackstone to exit the business of managing publicly listed closed-end investment companies focused on Asian equity markets (the “Business”).
After a comprehensive search process, the Boards selected Aberdeen Asia based on Aberdeen Global’s investment track record, investment process and philosophy, capabilities in the closed-end fund management business globally and in the Asian region specifically and intentions and goals for the Funds.
How do I vote my shares?
There are four ways to vote:
1	By Mail: You may authorize your proxy by completing the enclosed proxy cards by dating, signing and returning them in the postage-paid envelope. Please note that if you sign and date the proxy cards but give no voting instructions, your shares will be voted “FOR” the Proposal described above.

2	Vote in Person: Attend the Special Meeting as described in the Joint Proxy Statement. If you wish to attend the Special Meeting, we ask that you call us in advance at 1-866-800-8933.

3	By Internet: If you have shares registered in your name, log on to the internet and go to http://proxy.georgeson.com/. Follow the steps outlined on the secured website.

4	By Telephone: Call 1-877-456-7915 within the USA, US territories & Canada any time on a touch tone telephone. There is no charge to you for the call. Follow the instructions provided by the recorded message.
If you need any assistance, or have any questions regarding the Proposal or how to vote your shares, please call Georgeson, our proxy solicitor, at 1-877-255-0134.

What does each Fund’s Board of Directors recommend that I vote FOR?
In light of the need to provide continued investment advisory and other services to the Funds following implementation of Blackstone’s decision to exit the Business and after considering alternatives and conducting an extensive analysis of the capabilities and credentials of Aberdeen Asia as an investment manager, the Directors of your Fund recommend you vote FOR the investment management agreement with Aberdeen Asia.
Why is the Board recommending Aberdeen?
Aberdeen Global is a global business with 30 offices in 23 countries. Aberdeen Global operates independently and primarily manages assets for third parties. Aberdeen Asia has extensive experience in managing Asian equities in both regional and single country mandates. Moreover, closed-end funds have formed part of Aberdeen Global’s business since Aberdeen PLC’s inception and remain an important element of the firm’s client base in the US and globally. For more information about Aberdeen Asia, please review the enclosed Joint Proxy Statement.
How will the New Advisory Agreement affect me as a Fund shareholder?
Your Fund and its investment objective will not change as a result of the New Advisory Agreement and you will still own the same shares in the same Fund. The New Advisory Agreement has terms that are similar to the terms of the BAA Advisory Agreement. Certain differences, which generally operate to the benefit of Fund shareholders, will exist in the New Advisory Agreements between Aberdeen Asia and each of the Funds. These differences are described in detail in the Joint Proxy Statement.
Will the fee rates payable under the New Advisory Agreements increase? Will total fund expenses increase?
No. The New Advisory Agreements will have the same fee schedules as are currently in effect so long as the Funds do not use leverage. The Funds have not utilized borrowing arrangements or other forms of investment leverage to purchase portfolio securities and the current investment advisory arrangements with BAA do not contemplate the use of leverage. To provide the Board flexibility to authorize a Fund to use leverage in the future if, in the Board’s judgment, it would be advantageous to do so, the New Advisory Agreements provide that the advisory fee rate will be applied to all Fund assets, including assets acquired with leverage. If the Funds in the future utilize leverage, the advisory fees would be greater than if leverage is not utilized. In addition, Aberdeen Asia has agreed to cap total ordinary operating expenses of each Fund, excluding taxes, brokerage, interest and non-routine expenses. As a result of the cap, the overall expense ratio of your Fund is expected to decline somewhat. For a detailed comparison of the fees and expenses of each Fund, please review the enclosed Joint Proxy Statement.
How will the New Advisory Agreement affect how the Fund is managed?
Aberdeen Asia has advised the Boards that it follows a bottom-up process based on evaluations of companies through direct visits.
No stock is bought without Aberdeen Asia team members having first met management. Aberdeen Asia estimates a company’s worth in two stages: quality then price. Quality is defined in reference to management, business focus, balance sheet and corporate governance. Price is calculated relative to key financial ratios, market, peer group and business prospects. Top-down factors are secondary in portfolio construction. Aberdeen Asia portfolios generally emphasize a traditional buy-and-hold strategy, resulting in low turnover. Portfolios are managed on a team basis, with investment managers doing their own research and analysis.
Applying this investment style and approach, Aberdeen Asia has advised the Boards that it expects that substantial repositioning of the investment portfolios of the Funds will occur. Furthermore, Aberdeen Asia has advised the Boards that it expects any repositioning to be done in a manner that minimizes transaction costs and mitigates adverse tax consequences. Over time, Aberdeen Asia has advised the Boards that it expects low portfolio turnover for the Funds’ portfolios and a lesser correlation to the Funds’ benchmark indices.

About Aberdeen
Who is Aberdeen?
•	Asset management is our business. We are entirely focused on meeting the investment expectations of our customers.

•	Aberdeen has more than 1,800 employees located in 30 offices in 23 countries around the world.

•	Our main investment offices are in London, Singapore, Edinburgh, Philadelphia and Sydney with other smaller offices in Bangkok, Tokyo, Budapest, Sao Paulo, Hong Kong and Kuala Lumpur.
Aberdeen Asset Management can trace its roots back to 1875 and the City of Aberdeen in the northeast of Scotland, which remains our headquarters today.
Aberdeen Asia’s office in Singapore is the regional head office of Aberdeen’s Asian operations, which were established in 1992.
Aberdeen Firm Profile

Total Assets under management	$298 billion
• Equities	$136 billion
• Fixed Income	$82 billion
• Real Estate	$34 billion
• Alternatives	$46 billion
As of June 30, 2011
Assets by Domicile
Our Investment Process
•	We believe that by following a clearly defined and consistent investment discipline for each of our portfolios we can produce strong returns for our clients over the long term.

•	Our investment teams champion original thinking and knowledge, so investment decisions are based only on our own research.

•	Aberdeen’s investment teams are geographically located in the markets or regions in which they invest.

•	We never invest in a company without personally meeting with the management team.

•	We are long-term investors in the securities which we hold in our portfolios.
Our Products
Aberdeen offers a range of investment vehicles to U.S. investors, including mutual funds, closed-end funds and large separate accounts.
Closed-end Funds: Aberdeen manages 11 closed-end funds, which range from emerging markets to Asian fixed income, global mandates and single-country funds.
Mutual Funds: We currently offer 28 mutual funds with strategies ranging from equity to fixed income to asset allocation products. Our funds are available through the major investment brokerage providers and platforms. We encourage investors to contact their financial advisors for information.
In connection with the proposal to approve the new management agreement, the Fund has filed a definitive joint proxy statement with the Securities and Exchange Commission (the “SEC”). Investors and stockholders are advised to read the joint proxy statement because it contains important information. The joint proxy statement and other documents filed by the Funds are available for free at the SEC’s website, http://www.sec.gov. Copies of the joint proxy statement will also be mailed to each stockholder of record as of the record date for the stockholder meeting.